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                                                                    EXHIBIT 22

                                  SUBSIDIARIES


Lyondell Petrochemical de Mexico, a Delaware corporation

Lyondell Licensing, Inc., a Delaware corporation

ARCO Mont Belvieu Corporation, a Delaware corporation

Lyondell Refining Company, a Delaware corporation